Lake Sunapee Bank Group Reports Fourth Quarter and 2015 Annual Results

NEWPORT, NH -- (Marketwired - February 02, 2016) - Lake Sunapee Bank Group ("we," "us," "our" or the "Company") (NASDAQ: LSBG), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today announced results for the fourth quarter and the year ended December 31, 2015. Consolidated net income for the fourth quarter of 2015 was $2.2 million, or $0.26 per diluted common share, compared to $2.8 million, or $0.34 per diluted common share, for the same period in 2014, and $9.0 million, or $1.08 per diluted common share, for the twelve months ended December 31, 2015, compared to $10.0 million, or $1.19 per diluted common share, for the same period in 2014.

"We are pleased with the Company's performance in 2015. While controlling growth throughout the year as part of capital management in advance of our final SBLF redemption, which occurred during the fourth quarter, we were able to produce strong earnings and increase the dividends paid to our investors. On the lending front, we outperformed our origination projections and increased our sales to the secondary market, which provided additional revenue. Within the existing portfolio, we successfully reduced our nonperforming loans by over 60%," President and Chief Executive Officer, Steve Theroux, commented.

Theroux continued, "As we begin 2016, we continue to expand our position within our markets and emerging markets, particularly evidenced by our financial center opening in Concord, New Hampshire, scheduled for early this year. We believe our expertise within banking, insurance and wealth management will be a welcome asset to the market and will ultimately enhance the value of the franchise."

Full Year Highlights

Highlights of the twelve months ended December 31, 2015 include:

  Net income was $9.0 million, or $1.08 per diluted common share.
  Common Equity Tier I capital remained strong at 9.41%.
  Return on average common stockholders' equity of 6.67% and return on average assets of 0.61%.
  Book value per common share increased 2.19% to $16.32 as of December 31, 2015.
  Loans increased $10.6 million, or 0.88%, to $1.2 billion as of December 31, 2015.
  Loans totaling $354.2 million were originated.
  Our loan servicing portfolio increased $34.3 million to $445.9 million.
  Net loan charge-offs were $1.4 million, or 0.11% of average loans, for the twelve months ended December 31, 2015.
  As a percentage of total loans, nonperforming loans were 0.49%.
  Net interest margin was 2.87%.
  Noninterest expense was $46.2 million, a decrease of $441 thousand compared to the same period in 2014.

Fourth Quarter Highlights

Highlights of the three months ended December 31, 2015 (as compared to the prior quarter end and quarter to date) include:

  Net income was $2.2 million, or $0.26 per diluted common share.
  Total assets increased $27.8 million, or 1.86%, to $1.5 billion.
  Loans increased $21.3 million, or 1.78%, to $1.2 billion as of December 31, 2015.
  Loans totaling $88.8 million were originated.
  Our loan servicing portfolio increased $5.1 million to $445.9 million.
  Net loan charge-offs were $304 thousand, or 0.11% (annualized) of average loans, for the quarter ended December 31, 2015.
  Deposits decreased $20.4 million, or 1.80%, to $1.2 billion.

Earnings Summary for the Three and Twelve Months Ended December 31, 2015

Net income for the three months ended December 31, 2015 was $2.2 million, an increase of $14 thousand, or 0.65%, compared to the third quarter of 2015. The increase in net income resulted from decreases of $219 thousand, or 1.86%, in non-interest expense and $358 thousand in provision for income taxes offset, in part, by a decrease of $614 thousand, or 5.89%, in net interest and dividend income after provision for loan losses.

Net income of $9.0 million for the twelve months ended December 31, 2015 decreased $1.0 million, or 10.07%, compared to the same period in 2014. The decrease in net income resulted from decreases of $816 thousand, or 1.99%, in net interest and dividend income after provision for loan losses and $602 thousand, or 3.13%, in noninterest income offset, in part, by a decrease of $441 thousand, or 0.95%, in other expense.

Net Interest Income and Margin

Net interest and dividend income for the quarter ended December 31, 2015 decreased $19 thousand, or 0.18%, compared to the third quarter of 2015. Interest and dividend income increased $31 thousand, or 0.26%, to $12.1 million for the quarter ended December 31, 2015 compared to the quarter ended September 30, 2015. The increase includes a decrease of $41 thousand, or 0.35%, in interest and fees on loans due in large part to a decrease in the accretion of credit marks and an increase of $79 thousand, or 27.15%, in interest on taxable debt securities. Interest expense increased $50 thousand, or 3.05%, including a decrease of $27 thousand in interest on deposits and an increase of $69 thousand on advances and other borrowed money as cost of replacing short-term advances increased.

For the quarter ended December 31, 2015, our net interest margin increased to 3.07% compared to 2.99% for the quarter ended September 30, 2015. The average cost of deposits for the fourth quarter of 2015 decreased to 0.33% compared to 0.34% for the third quarter of 2015. The average cost of funds for the quarter ended December 31, 2015 was 0.52% compared to 0.51% for the quarter ended September 30, 2015.

Net interest and dividend income for the twelve months ended December 31, 2015 decreased $665 thousand, or 1.59%, compared to the same period in 2014, driven by a reduction in interest and dividend income. Interest and dividend income decreased $595 thousand, or 1.22%, to $48.1 million for the twelve months ended December 31, 2015 compared to the same period in 2014. This decrease included decreases of $420 thousand, or 0.90%, in interest and fees on loans as the average yield declined by 20 basis points and $322 thousand, or 17.07%, in interest on debt securities as the average yield declined by 28 basis points, offset in part by an increase of $110 thousand, or 66.67%, in dividend income. Interest expense increased $70 thousand, or 1.03%, which included decreases of $551 thousand, or 12.34%, in interest on deposits and $399 thousand, or 28.16%, in interest on advances and other borrowed money, offset in part by an increase of $1.0 million in interest on debentures due to the issuance of $17.0 million of subordinated debt during the fourth quarter of 2014.

For the twelve months ended December 31, 2015, our net interest margin decreased to 2.88% compared to 3.08% for the same period in 2014 including an 8 basis point impact related to the issuance of the aforementioned subordinated debt. The average yield on interest-earning assets for the twelve months ended December 31, 2015 was 3.38% compared to 3.57% for the same period in 2014. The average cost of deposits for the twelve months ended December 31, 2015 was 0.36% compared to 0.42% for the same period in 2014. The average cost of funds for the twelve months ended December 31, 2015 was 0.53% compared to 0.54% for the same period in 2014.

Provision for Loan Losses

During the fourth quarter of 2015, we recognized an increase of $595 thousand in the provision for loan losses compared to the third quarter of 2015 in part due to changes of the underlying assumptions and methodologies utilized for allowance adequacy. Net loan charge-offs were $304 thousand, or 0.11% (annualized) of average loans, for the fourth quarter of 2015, compared to net loan charge-offs of $344 thousand, or 0.11% (annualized) of average loans, for the third quarter of 2015. Provisions for loan losses, excluding those related to overdraft reserves, of $600 thousand were recorded during the fourth quarter of 2015. Provisions of $16 thousand, related to the overdraft reserves, were recorded during the fourth quarter of 2015.

During the twelve months ended December 31, 2015, we recognized provision for loan losses of $1.1 million compared to $905 thousand for the same period in 2014. Net loan charge-offs were $1.4 million, or 0.11% (annualized) of average loans, for the twelve months ended December 31, 2015.

We believe our provisions are adequate for and reflective of the current portfolio composition, risk, and performance.

Noninterest Income

Noninterest income for the fourth quarter of 2015 was $4.4 million, an increase of $51 thousand, or 1.16%, compared to the third quarter of 2015. The increase reflects increases of $95 thousand in mortgage banking activities, $80 thousand in net gains on the sales of other real estate and property owned, and $37 thousand in trust and investment management fees, partially offset by fixed assets write-downs of $84 thousand related to the consolidation of two offices during the fourth quarter, losses on the sales of securities of $26 thousand as we extended our portfolio, and a decrease of $56 thousand in insurance commissions.

Noninterest income for the twelve month period ended December 31, 2015 was $18.6 million, a decrease of $602 thousand, or 3.13%, compared to the same period in 2014. The decrease was primarily due to decreases of $204 thousand in customer service fees, $603 thousand in gains on sales of securities, net, and $241 thousand in net losses on other real estate and property owned. We recognized write-downs in premises and equipment of $87 thousand related to the consolidation of two branches during the fourth quarter of 2015. Decreases were partially offset by increases of $428 thousand, or 49.20%, in mortgage banking activities and $149 thousand, or 1.79%, in trust and investment management fee income compared to the same period in 2014.

Noninterest Expense

Noninterest expense for the fourth quarter of 2015 decreased $219 thousand, or 1.86%, compared to the third quarter of 2015. The decrease included decreases of $49 thousand in salaries and employee benefits, $111 thousand in advertising and promotion, $27 thousand in outside services expense, $37 thousand in ATM processing fees expense, $23 thousand in supplies expense, and $18 thousand in amortization of intangible assets, partially offset by increases of $40 thousand in occupancy and equipment expense compared to the third quarter of 2015.

Noninterest expense for the twelve month period ended December 31, 2015 decreased $441 thousand, or 0.95%, compared to the same period in 2014. The decrease included decreases of $868 thousand in salaries and employee benefits, $68 thousand in depositors' insurance, $55 thousand in ATM processing fees, and $178 thousand in amortization of intangible assets, partially offset by increases of $126 thousand in occupancy and equipment expense, $57 thousand in advertising and promotion expense, and $360 thousand in other expenses, which include increases of $68 thousand in tax-qualified contributions, $100 thousand in periodic impairment on mortgage servicing rights, $86 thousand loss on tax partnerships, $159 thousand in deposit account-related losses, and $153 thousand in holding company expenses, compared to the same period in 2014, offset in part by decreases of $74 thousand in business insurance and $64 thousand in errors and omissions expenses.

Income Tax Provision

Income tax expense for the fourth quarter of 2015 decreased $358 thousand, or 39.56%, to $547 thousand compared to the third quarter of 2015 primarily due to the recognition of a low income housing tax credit during the fourth quarter. Our effective tax rate was 20.20% for the quarter ended December 31, 2015.

Income tax expense for the twelve months ended December 31, 2015 increased $34 thousand to $3.6 million compared to the same period in 2014. Our effective tax rate was 28.49% for the twelve month period ended December 31, 2015.

Loans and Credit Quality

During the fourth quarter of 2015, loans increased $21.3 million, or 1.78%, to $1.2 billion at December 31, 2015 compared to September 30, 2015. The fourth quarter increase reflects increases of $1.2 million in conventional real estate loans, $2.4 million in home equity loans, $15.3 million in commercial real estate, and $9.4 million in commercial real estate and land loans, partially offset by decreases of $5.6 million in land and construction loans and $1.2 million in consumer loans.

During the twelve months ended December 31, 2015, loans increased $10.6 million, or 0.88%, compared to December 31, 2014. The year-to-date increase reflects increases of $3.1 million in home equity loans, $10.3 million in commercial real estate loans, and $8.7 million in commercial and municipal loans partially offset by decreases of $4.3 million in conventional real estate loans, $4.1 million in construction and land loans, and $2.7 million in consumer loans.

At December 31, 2015, nonperforming loans totaled $6.0 million, or 0.49% of total loans, compared to $8.1 million, or 0.67% of total loans, at September 30, 2015 and $7.3 million, or 0.69% of total loans, at December 31, 2014. The allowance for loan losses to nonperforming loans at December 31, 2015 was 147.51% compared to 106.89% at September 30, 2015 and 126.50% at December 31, 2014.

Deposits and Funding

Deposits increased $20.4 million, or 1.80%, to $1.2 billion at December 31, 2015 compared to September 30, 2015. Non-maturity deposits increased $33.6 million during the fourth quarter while time deposits decreased $13.2 million including the maturity of $10.0 million in brokered deposits. Our interest-bearing deposits increased $28.9 million, or 2.89%, and noninterest-bearing deposits decreased $8.4 million comparing balances at December 31, 2015 to balances at September 30, 2015.

Deposits increased $4.6 million, or 0.40%, compared to December 31, 2014. Our noninterest-bearing deposits increased $10.5 million, or 8.92%, and interest-bearing deposits decreased $5.9 million, or 0.57%, including a decrease of $51.4 million in time deposits, comparing balances at December 31, 2015 to balances at December 31, 2014.

SBLF Redemption

We redeemed $8.0 million of our outstanding preferred securities issued under the U.S. Treasury's Small Business Lending Fund ("SBLF") program on December 3, 2015. The redemption was funded with retained earnings. Following this redemption, we have no preferred securities outstanding under the SBLF program.

Quarterly Dividend

On January 14, 2016, the Company declared a regular quarterly cash dividend of $0.14 per share, which was paid on January 29, 2016 to stockholders of record as of January 25, 2016.

About Lake Sunapee Bank Group

Lake Sunapee Bank Group is the holding company of Lake Sunapee Bank, a federally chartered savings bank that provides a wide range of life-cycle banking and financial services. Lake Sunapee Bank has four wholly owned subsidiaries: Lake Sunapee Financial Services Corp.; Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties; McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency; and Charter Holding Corp., which wholly owns Charter Trust Company, a trust services and wealth management company. Lake Sunapee Bank Group, through its direct and indirect subsidiaries, operates 29 offices in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties and 15 offices in Vermont in Orange, Rutland and Windsor counties.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                          Lake Sunapee Bank Group
                       Selected Financial Highlights

                                     Three Months          Twelve Months
                                  Ended December 31,    Ended December 31,
(Dollars in thousands except for
 per share data)                      2015       2014       2015       2014
                                 ---------  ---------  ---------  ---------
Net Income                       $   2,161  $   2,849  $   9,029  $  10,040
Per Common Share Data:
  Basic Earnings                 $    0.26  $    0.34  $    1.08  $    1.19
  Diluted Earnings (1)           $    0.26  $    0.34  $    1.08  $    1.19
  Dividends Paid                 $    0.14  $    0.13  $    0.54  $    0.52
  Dividend Payout Ratio              53.84%     38.24%     50.00%     43.70%

                                                           As of
(Dollars in thousands except for per share      December 31,   December 31,
 data)                                              2015           2014
                                               -------------  -------------
Total Assets                                   $   1,518,521  $   1,503,786
Total Securities (2)                                 130,161        126,460
Loans, Net                                         1,217,461      1,206,845
Total Deposits                                     1,157,352      1,152,714
Federal Home Loan Bank Advances                      150,000        140,992
Stockholders' Equity                                 136,708        139,836
Book Value per Common Share                    $       16.32  $       15.97
Common Shares Outstanding                          8,376,841      8,258,031

Bank Leverage (Tier I) Capital                          9.02%          8.43%
Common Equity (Tier I) Capital, consolidated            9.41%        n/a (3)

Number of Offices:
  Banking Offices (4)                                     34             36
  Insurance Offices                                        3              3
  Trust Offices                                            7              7

(1) Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.
(2) Includes available-for-sale securities shown at fair value and Federal
    Home Loan Bank stock at cost.
(3) Prior to BASEL III implementation, effective in 2015, the Company did not disclose consolidated capital ratios.
(4) The Bank consolidated offices in Vermont and New Hampshire during the fourth quarter of 2015.

                          Lake Sunapee Bank Group
                        Consolidated Balance Sheets

                                                December 31,   December 31,
(Dollars in thousands, except per share data)       2015           2014
                                               -------------  -------------
                                                (Unaudited)
ASSETS
  Cash and due from banks                      $      16,426  $      24,957
  Overnight deposits                                  26,140         26,163
                                               -------------  -------------
    Cash and cash equivalents                         42,566         51,120
  Interest-bearing time deposits with other
   banks                                                   -            747
  Securities available-for-sale                      120,198        115,698
  Federal Home Loan Bank stock                         9,963         10,762
  Loans held-for-sale                                  2,188          2,000
  Loans receivable, net of allowance for loan
   losses of $8.9 million as of December 31,
   2015 and $9.3 million as of December 31,
   2014                                            1,217,461      1,206,845
  Accrued interest receivable                          2,431          2,576
  Bank premises and equipment, net                    24,421         24,391
  Investments in real estate                           3,392          3,533
  Other real estate owned                                904            251
  Goodwill                                            44,576         44,576
  Other intangible assets                              7,822          9,332
  Bank-owned life insurance                           30,833         20,187
  Other assets                                        11,766         11,768
                                               -------------  -------------
      Total assets                             $   1,518,521  $   1,503,786
                                               =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
  Noninterest-bearing                          $     128,399  $     117,889
  Interest-bearing                                 1,028,953      1,034,825
                                               -------------  -------------
    Total deposits                                 1,157,352      1,152,714
  Federal Home Loan Bank advances                    150,000        140,992
  Securities sold under agreements to
   repurchase                                         17,957         16,756
  Subordinated debentures                             37,620         37,620
  Accrued expenses and other liabilities              18,884         15,868
                                               -------------  -------------
      Total liabilities                            1,381,813      1,363,950
                                               -------------  -------------

STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value per share:
   2,500,000 shares authorized, non-cumulative
   perpetual Series B; no shares issued and
   outstanding at December 31, 2015 and 8,000
   shares issued and outstanding at December
   31, 2014; liquidation value $1,000 per
   share                                                  --             --
  Common stock, $.01 par value per share:
   30,000,000 shares authorized, 8,811,170
   shares issued, and 8,376,841 shares
   outstanding at December 31, 2015 and
   10,000,000 shares authorized, 8,692,360
   shares issued, and 8,258,031 shares
   outstanding at December 31, 2014                       88             87
  Paid-in capital                                     80,252         86,561
  Retained earnings                                   68,344         63,876
  Unearned restricted stock awards                    (1,375)          (598)
  Accumulated other comprehensive loss                (3,850)        (3,339)
  Treasury stock, 434,329 shares as of
   December 31, 2015 and 2014, at cost                (6,751)        (6,751)
                                               -------------  -------------
      Total stockholders' equity                     136,708        139,836
                                               -------------  -------------
      Total liabilities and stockholders'
       equity                                  $   1,518,521  $   1,503,786
                                               =============  =============

                          Lake Sunapee Bank Group
               Consolidated Statements of Income (unaudited)

                         Three Months Ended          Twelve Months Ended
(Dollars in
 thousands, except   December 31,  December 31,  December 31,  December 31,
 for per share data)     2015          2014          2015          2014
                     ------------  ------------  ------------  ------------
Interest and
 dividend income
  Interest and fees
   on loans          $     11,558  $     11,794  $     46,227  $     46,647
  Interest on debt
   securities:
    Taxable                   370           327         1,232         1,362
    Tax exempt                 79            88           332           489
  Dividends                    91            43           275           165
  Other                        15            19            67            65
                     ------------  ------------  ------------  ------------
    Total interest
     and dividend
     income                12,113        12,271        48,133        48,728
                     ------------  ------------  ------------  ------------
Interest expense
  Interest on
   deposits                   914         1,139         3,913         4,464
  Interest on
   advances and
   other borrowed
   money                      281           356         1,018         1,417
  Interest on
   debentures                 473           371         1,867           855
  Interest on
   securities sold
   under agreements
   to repurchase               21            17            71            63
                     ------------  ------------  ------------  ------------
    Total interest
     expense                1,689         1,883         6,869         6,799
                     ------------  ------------  ------------  ------------
  Net interest and
   dividend income         10,424        10,388        41,264        41,929
Provision for loan
 losses                       616           169         1,056           905
                     ------------  ------------  ------------  ------------
Net interest and
 dividend income
 after provision for
 loan losses                9,808        10,219        40,208        41,024
                     ------------  ------------  ------------  ------------
Noninterest income
Customer service
 fees                       1,494         1,509         5,818         6,022
  (Loss) gain on
   sales of
   securities, net            (26)          194           347           950
  Mortgage banking
   activities                 291           310         1,298           870
  Net gain (loss) on
   other real estate
   and property
   owned                       14            (8)          (55)          186
  Net loss on sales
   and disposals of
   premises and
   equipment                  (84)          (17)          (87)           (5)
  Rental income               180           188           693           717
  Trust and
   investment
   management fee
   income                   2,130         2,154         8,468         8,319
  Insurance and
   brokerage service
   income                     288           315         1,452         1,476
  Bank owned life
   insurance income           148           182           598           635
  Other income                  2             1            92            56
                     ------------  ------------  ------------  ------------
    Total
     noninterest
     income                 4,437         4,828        18,624        19,226
                     ------------  ------------  ------------  ------------
Noninterest expenses
  Salaries and
   employee benefits        6,074         6,643        24,208        25,076
  Occupancy and
   equipment                1,525         1,493         6,225         6,099
  Advertising and
   promotion                  186           223           923           866
  Depositors'
   insurance                  230           221           926           994
  Outside services            675           582         2,560         2,455
  Professional
   services                   351           253         1,365         1,254
  ATM processing
   fees                       166           193           788           843
  Supplies                    126           141           547           568
  Telephone expense           265           265         1,077         1,087
  Amortization of
   intangible assets          358           403         1,510         1,688
  Other expenses            1,581         1,419         6,076         5,716
                     ------------  ------------  ------------  ------------
    Total
     noninterest
     expense               11,537        11,836        46,205        46,646
                     ------------  ------------  ------------  ------------
Income before
 provision for
 income taxes               2,708         3,211        12,627        13,604
Provision for income
 taxes                        547           362         3,598         3,564
                     ------------  ------------  ------------  ------------
Net income           $      2,161  $      2,849  $      9,029  $     10,040
                     ------------  ------------  ------------  ------------
Net income
 applicable to
 common stock        $      2,123  $      2,829  $      8,878  $      9,810
                     ------------  ------------  ------------  ------------
Earnings per common
 share, basic        $       0.26  $       0.34  $       1.08  $       1.19
                     ------------  ------------  ------------  ------------
  Weighted average
   number of shares,
   basic                8,275,880     8,249,793     8,245,233     8,235,213
Earnings per common
 share, assuming
 dilution            $       0.26  $       0.34  $       1.08  $       1.19
                     ------------  ------------  ------------  ------------
  Weighted average
   number of shares,
   assuming dilution    8,281,936     8,264,808     8,255,826     8,246,528
Dividends declared
 per common share    $       0.14  $       0.13  $       0.54  $       0.52
                     ------------  ------------  ------------  ------------

For additional information contact:
Laura Jacobi
Executive Vice President
Chief Financial Officer
603-863-0886